UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

FIVE9, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

338307101

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 338307101

1.	NAMES OF REPORTING PERSONS Partech U.S. Partners IV, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 338307101

1.	NAMES OF REPORTING PERSONS Partech International Growth Capital I LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 338307101

1.	NAMES OF REPORTING PERSONS Partech International Growth Capital II LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 338307101

1.	NAMES OF REPORTING PERSONS Partech International Growth Capital III LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 338307101

1.	NAMES OF REPORTING PERSONS AXA Growth Capital II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 338307101

1.	NAMES OF REPORTING PERSONS 45th Parallel LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 338307101

1.	NAMES OF REPORTING PERSONS PAR SF II, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 338307101

1.	NAMES OF REPORTING PERSONS 46th Parallel LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 338307101

1.	NAMES OF REPORTING PERSONS 47th Parallel LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 338307101

1.	NAMES OF REPORTING PERSONS 48th Parallel LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 338307101

1.	NAMES OF REPORTING PERSONS Vincent R. Worms
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (see instructions) IN

Item 1(a).	Name of Issuer:

Five9, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Bishop Ranch 8

4000 Executive Parkway, Suite 400

San Ramon, California 94583

Item 2(a).	Name of Person Filing:

Partech U.S. Partners IV, L.L.C. (“Partech US”)

Partech International Growth Capital I LLC (“Partech I”)

Partech International Growth Capital II LLC (“Partech II”)

Partech International Growth Capital III LLC (“Partech III”)

AXA Growth Capital II LP (“AXA”)

45th Parallel LLC (“45th Parallel”)

46th Parallel LLC (“46th Parallel”)

47th Parallel LLC (“47th Parallel”)

48th Parallel LLC (“48th Parallel”)

PAR SF II, L.L.C. (“PAR SF”)

Vincent R. Worms

The reporting persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The joint filing agreement among the reporting persons to file this Schedule 13G jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached hereto as Exhibit 99.1.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The principal office for Partech I, Partech II, Partech III and 46th Parallel is:

Ugland House

South Church Street

Georgetown, Grand Cayman, Cayman Islands

The principal office for AXA is:

Clarendon House

2 Church Street

PO Box HM 666

Hamilton, Bermuda HM CX

The principal business address of the other reporting persons is:

200 California Street, Suite 500

San Francisco, California 94111

Item 2(c).	Citizenship:

Partech US	–	Delaware limited liability company
Partech I	–	Cayman Island company limited by guarantee
Partech II	–	Cayman Island company limited by guarantee
Partech III	–	Cayman Island company limited by guarantee
AXA	–	Bermuda limited partnership
45th Parallel	–	Delaware limited liability company
46th Parallel	–	Cayman Island company limited by guarantee
47th Parallel	–	Delaware limited liability company
48th Parallel	–	Delaware limited liability company
PAR SF	–	Delaware limited liability company
Vincent R. Worms		Citizen of the United States of America

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

338307101

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned

Partech US is the recordholder of 0 shares of Common Stock of the Issuer as of December 31, 2016. 47th Parallel, the managing member of Partech US, and Mr. Worms, the managing member of 47th Parallel, may be deemed to hold sole voting and dispositive power over the shares held by Partech US.

Partech I is the recordholder of 0 shares of Common Stock of the Issuer as of December 31, 2016. 46th Parallel, the managing member of Partech I, 45th Parallel, the managing member of 46th Parallel, and Mr. Worms, the managing member of 45th Parallel, may be deemed to hold sole voting and dispositive power over the shares held by Partech I.

Partech II is the recordholder of 0 shares of Common Stock of the Issuer as of December 31, 2016. 46th Parallel, the managing member of Partech II, 45th Parallel, the managing member of 46th Parallel, and Mr. Worms, the managing member of 45th Parallel, may be deemed to hold sole voting and dispositive power over the shares held by Partech II.

Partech III is the recordholder of 0 shares of Common Stock of the Issuer as of December 31, 2016. 46th Parallel, the managing member of Partech I, 45th Parallel, the managing member of 46th Parallel, and Mr. Worms, the managing member of 45th Parallel, may be deemed to hold sole voting and dispositive power over the shares held by Partech III.

AXA is the recordholder of 0 shares of Common Stock of the Issuer as of December 31, 2016. 48th Parallel, the managing member of AXA, and Mr. Worms, the managing member of 48th Parallel, may be deemed to hold sole voting and dispositive power over the shares held by AXA.

Par SF is the recordholder of 0 shares of Common Stock of the Issuer as of December 31, 2016. Mr. Worms, the managing member of Par SF, may be deemed to hold sole voting and dispositive power over the shares held by Par SF.

45th Parallel is the recordholder of 0 shares of Common Stock of the Issuer as of December 31, 2016. Mr. Worms, the managing member of 45th Parallel, may be deemed to hold sole voting and dispositive power over the shares held by 45th Parallel.

(b) Percent of class:

Partech US	–	0%
Partech I	–	0%
Partech II	–	0%
Partech III	–	0%
AXA	–	0%
45th Parallel	–	0%
46th Parallel	–	0%
47th Parallel	–	0%
48th Parallel	–	0%
PAR SF	–	0%
Vincent R. Worms		0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

Partech US	–	0
Partech I	–	0
Partech II	–	0
Partech III	–	0
AXA	–	0
45th Parallel	–	0
46th Parallel	–	0
47th Parallel	–	0
48th Parallel	–	0
PAR SF	–	0
Vincent R. Worms		0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of:

Partech US	–	0
Partech I	–	0
Partech II	–	0
Partech III	–	0
AXA	–	0
45th Parallel	–	0
46th Parallel	–	0
47th Parallel	–	0
48th Parallel	–	0
PAR SF	–	0
Vincent R. Worms		0

(iv) Shared power to dispose or to direct the disposition of: 0

The filing of this Schedule 13G shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any of the shares reported herein. The reporting persons specifically disclaim beneficial ownership of the shares reported herein that are not directly owned by such reporting persons, except to the extent of any pecuniary interest therein.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See 4(a) and 4(b) above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 17, 2017

Partech U.S. Partners IV LLC
By 47th Parallel LLC, its Managing Member

/s/ Vincent R. Worms
Name: Vincent R. Worms
Title: Managing Member

Partech International Growth Capital I LLC
By 46th Parallel LLC, its Managing Member
By 45th Parallel LLC, its Managing Member

/s/ Vincent R. Worms
Name: Vincent R. Worms
Title: Managing Member

Partech International Growth Capital II LLC
By 46th Parallel LLC, its Managing Member
By 45th Parallel LLC, its Managing Member

/s/ Vincent R. Worms
Name: Vincent R. Worms
Title: Managing Member

Partech International Growth Capital III LLC
By 46th Parallel LLC, its Managing Member
By 45th Parallel LLC, its Managing Member

/s/ Vincent R. Worms
Name: Vincent R. Worms
Title: Managing Member

AXA Growth Capital II LP
By 48th Parallel LLC, its Investment General Partner

/s/ Vincent R. Worms
Name: Vincent R. Worms
Title: Managing Member

45th Parallel LLC

/s/ Vincent R. Worms
Name: Vincent R. Worms
Title: Managing Member

46th Parallel LLC
By 45th Parallel LLC, its Managing Member

/s/ Vincent R. Worms
Name: Vincent R. Worms
Title: Managing Member

47th Parallel LLC

/s/ Vincent R. Worms
Name: Vincent R. Worms
Title: Managing Member

48th Parallel LLC

/s/ Vincent R. Worms
Name: Vincent R. Worms
Title: Managing Member

PAR SF II, LLC

/s/ Vincent R. Worms
Name: Vincent R. Worms
Title: Sole Member

By:	/s/ Vincent R. Worms
Name: Vincent R. Worms